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                                                                    RESOLUTION A

                              BARNETT BANKS, INC.
                     RESOLUTIONS OF THE BOARD OF DIRECTORS
                              AS DULY ADOPTED AT A
                    REGULAR MEETING HELD ON OCTOBER 16, 1996
                       AUTHORIZING THE ISSUANCE, SALE AND
                  REGISTRATION OF 4,000,000 ADDITIONAL SHARES
                 UNDER THE BARNETT SHAREHOLDER INVESTMENT PLAN

    RESOLVED, that the Board of Directors hereby authorizes the issuance of up to 4,000,000 additional shares of the Corporation's Common Stock, $2.00 par value (the "Common Stock") to be sold through the "Barnett Shareholder Investment Plan" (the "Plan").

    FURTHER RESOLVED, that the Board of Directors hereby authorizes the Chairman and Chief Executive Officer, the President and Chief Operating Officer, the Chief Financial Officer, the Executive Vice President, the Controller, the Corporate Secretary, and any Assistant Secretary (the "Proper Officers"), to prepare, execute, and file with the United States Securities and Exchange Commission an appropriate Registration Statement and authorizes any and all amendments (including post-effective amendments) and supplements thereto, with respect to the Plan and the issuance and sale of up to 4,000,000 additional shares of Common Stock.

    FURTHER RESOLVED, that the Board of Directors hereby authorizes the Proper Officers to prepare such documents and take such steps as are necessary or desirable to effect the registration, issuance and sale of the additional Common Stock, including but not limited to the actions described in these resolutions.

    FURTHER RESOLVED, that the Board of Directors hereby authorizes the preparation and filing, upon due execution by the appropriate officers of the Corporation, of an application to the New York Stock Exchange for the listing of up to 4,000,000 additional shares of Common Stock to be issued under the Plan.

    FURTHER RESOLVED, that it may be necessary or desirable and in the best interest of the Corporation that all or a portion of the Common Stock be qualified or registered for sale or exchange in various states and countries under the applicable securities laws of those states or countries; that each or any of the Proper Officers are hereby authorized to determine the states or countries in which appropriate action shall be taken to qualify or register for sale all or such part of the Common stock as they deem necessary or advisable; that the Proper Officers are hereby authorized to perform on behalf of the Corporation any and all such acts as they may deem necessary or advisable in order to comply with the applicable laws of any such state or country, and in connection therewith to execute and file all requisite papers and documents, including, but not limited to, applications, reports, surety bonds, irrevocable consents and appointments of attorneys for service of process; and that the execution by such Proper Officers of any such paper or documents or the doing by them of any act in connection with the foregoing matter shall conclusively establish their authority therefor for the Corporation and the approval and ratification by the Corporation of the papers and documents so executed and the action so taken.

    FURTHER RESOLVED, that if, in any state or country where the Common Stock is to be registered or qualified for offering, sale or exchange, a prescribed form of resolution or resolutions is required to be adopted by the Board of Directors, each such resolution shall be deemed to have been and hereby is adopted by this Resolution, and that the Secretary of the Corporation is hereby authorized to certify the adoption of all such resolutions as though such resolutions were now presented to be inserted into the Minute Book of the Corporation on pages next following these Resolutions and initialed by the Secretary of the Corporation.

    FURTHER RESOLVED, that the Board of Directors of this Corporation hereby authorizes the Proper Officers and each Director to execute Special Powers of Attorney appointing Charles E. Rice, Allen L. Lastinger, Jr., Charles W. Newman, Hinton F. Nobles, Jr., and Patrick J. McCann and each or any of them, as attorney-in-fact to sign the aforementioned Registration Statement and any and all amendments thereto
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on their behalf as Executive Officers or Directors, and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have the power to act with or without the other and to do and perform in the name and on behalf of each of said Executive Officers and Directors every act whatsoever and necessary or advisable to be done as fully and to all intents and purposes as any such Executive Officer or Director might or could do in person.

    FURTHER RESOLVED, that Charles E. Rice, Chairman and Chief Executive Officer of the Corporation, is hereby appointed and designated as the person duly authorized to receive communications and notices from the Securities and Exchange Commission with respect to such Registration Statement.

    FURTHER RESOLVED, that the Board of Directors of this Corporation hereby authorizes and directs the Proper Officers of this Corporation in its name and on its behalf and to the extent necessary under its seal, to prepare, execute, deliver, file and record all instruments, documents and other papers and to do all such other acts and things as they in their discretion and with the advice of counsel may deem necessary or desirable to carry into effect the foregoing resolutions.

                                                  /s/ CATHERINE C. COSBY

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                                                        Secretary

Dated: October 16, 1996